Exhibit 99

Vishay Reports Results for First Quarter 2008

  Revenues for first quarter 2008 were $733.3 million, compared to $729.6 million in fourth quarter 2007.
  Net earnings from continuing operations of $0.09 per diluted share for the first quarter 2008 have been negatively affected by the after tax impact of certain items (enumerated below) of $0.10 per share for adjusted earnings from continuing operations per share of $0.19.
  Gross margin in the first quarter 2008 were 23.5%, compared to 22.9% in the fourth quarter 2007.
  Cash generated from operations was $38 million and capital expenditures were $26 million in the first quarter 2008.
  Guidance for revenues of $730 to $750 million at slightly improved gross margins for the second quarter 2008.

MALVERN, Pa.--(BUSINESS WIRE)--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the fiscal quarter ended March 29, 2008 were $733.3 million, compared to $658.2 million for the fiscal quarter ended March 31, 2007. Income from continuing operations for the fiscal quarter ended March 29, 2008 was $17.6 million or $0.09 per diluted share, compared to $50.0 million or $0.25 per diluted share for the fiscal quarter ended March 31, 2007.

As previously announced, on April 7, 2008, Vishay sold the automotive modules and subsystems business unit (“ASBU”) acquired on April 1, 2007 as part of the acquisition of the PCS business of International Rectifier. The operations of the ASBU have been classified as discontinued operations. Vishay recorded a pretax impairment charge of $32.3 million during the first fiscal quarter, within the loss from discontinued operations, to reduce the carrying value of the net assets of the ASBU to the selling price. The loss from discontinued operations for the quarter, including this charge and its related tax effects, was $42.1 million, resulting in a net loss of $24.6 million, or $(0.13) per diluted share.

Income from continuing operations for the fiscal quarter ended March 29, 2008 of $17.6 million, or $0.09 per diluted share was impacted by pretax charges for restructuring and severance costs of $18.2 million and related asset write-downs of $4.2 million. These items and their tax-related consequences had a negative $0.10 per share effect on income from continuing operations.

Net earnings of $50.0 million, or $0.25 per diluted share, for the fiscal quarter ended March 31, 2007 were impacted by restructuring and severance costs of $2.0 million, or $0.01 per share net of tax.

Commenting on the results for the first quarter 2008, Dr. Paul stated, “As guided, revenues were basically on the same level as in the last quarter of 2007 with gross margins of 23.5%, an improvement of 60 basis points compared to the previous quarter. The strengthening of certain foreign currencies versus the US dollar and the Euro continues to burden net earnings. Cash from operations was $38 million and capital expenditures were $26 million; we continue to expect a year of strong cash generation from operations and lower capital expenditures than in the previous year.”

Commenting on the outlook for the second quarter 2008, Dr. Paul continued, "Based on a book-to-bill of 1.04 and a higher backlog than at the end of the previous quarter, we guide for sales in the range of $730 million to $750 million at slightly improved gross margins."

Commenting on the Company's acquisition activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, “We continue to explore acquisition targets in all spaces we operate in, namely in niche businesses for passive components, semiconductors and weighing systems. We also completed the divestiture of the automotive systems business that was part of our acquisition of the Power Control Systems business of International Rectifier.”

Regarding the Company's R&D activities, Dr. Zandman noted, “Our R&D programs are on target. The share of new products released to the market continues to increase.”

A conference call to discuss first quarter financial results is scheduled for Tuesday, April 29, 2008 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #41522128.

There will be a replay of the conference call from 12:30 PM ET on Tuesday, April 29, 2008 through 11:59 PM ET on Sunday, May 4, 2008. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #41522128.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, and capital expenditures are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve; competition and technological changes in our industries; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies; difficulties in new product development; our ability to identify suitable acquisition targets and to successfully negotiate and consummate their acquisition, difficulties in integrating acquired companies, and otherwise realizing the anticipated benefits of their operations; our ability to attract and retain highly qualified personnel, particularly in respect of our acquired businesses; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs, contract termination charges, charges for in-process research and development, gains or losses on purchase commitments, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended
	March 29,	March 31,
	2008	2007

Net revenues	$733,313	$658,192
Costs of products sold	560,850	483,041
Gross profit	172,463	175,151
Gross margin	23.5%	26.6%

Selling, general, and administrative expenses	119,063	105,468
Restructuring and severance costs	18,202	2,026
Asset write-downs	4,195	-
Operating income	31,003	67,657
Operating margin	4.2%	10.3%

Other income (expense):
Interest expense	(6,584)	(7,191)
Minority interest	(478)	(289)
Other	(198)	5,565
Total other income (expense) - net	(7,260)	(1,915)

Income from continuing operations, before taxes	23,743	65,742

Income taxes	6,173	15,778

Income from continuing operations	17,570	49,964

Loss from discontinued operations, net of tax	(42,136)	-

Net earnings (loss)	$(24,566)	$49,964

Basic earnings (loss) per share:*
Continuing operations	$0.09	$0.27
Discontinued operations	$(0.23)	$-
Net earnings (loss)	$(0.13)	$0.27

Diluted earnings (loss) per share:*
Continuing operations	$0.09	$0.25
Discontinued operations	$(0.23)	$-
Net earnings (loss)	$(0.13)	$0.25

Weighted average shares outstanding - basic	186,343	184,466

Weighted average shares outstanding - diluted	186,540	214,830

* May not add due to rounding.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 29,	December 31,
	2008	2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$572,612	$537,295
Accounts receivable - net	475,397	441,772
Inventories:
Finished goods	164,650	159,713
Work in process	237,860	224,667
Raw materials	177,427	170,329
Deferred income taxes	25,672	26,426
Prepaid expenses and other current assets	173,260	182,599
Total current assets	1,826,878	1,742,801

Property and equipment, at cost:
Land	104,244	101,938
Buildings and improvements	504,971	485,342
Machinery and equipment	2,070,597	2,001,390
Construction in progress	106,905	101,659
Allowance for depreciation	(1,550,276)	(1,469,331)
Net property and equipment	1,236,441	1,220,998

Goodwill	1,684,067	1,676,497

Other intangible assets, net	205,169	192,591

Other assets	161,737	162,348
Total assets	$5,114,292	$4,995,235

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	March 29,	December 31,
	2008	2007
	(Unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$22	$30
Trade accounts payable	156,927	173,039
Payroll and related expenses	147,635	140,879
Other accrued expenses	280,454	246,981
Income taxes	39,772	34,653
Current portion of long-term debt	1,313	1,346
Total current liabilities	626,123	596,928

Long-term debt less current portion	607,447	607,237
Deferred income taxes	28,012	24,216
Deferred grant income	552	1,044
Other liabilities	137,751	122,958
Accrued pension and other postretirement costs	294,074	280,713

Minority interest	5,483	5,364

Stockholders' equity:
Common stock	17,198	17,198
Class B common stock	1,435	1,435
Capital in excess of par value	2,253,102	2,252,297
Retained earnings	901,009	925,575
Accumulated other comprehensive income	242,106	160,270
Total stockholders' equity	3,414,850	3,356,775
Total liabilities and stockholders' equity	$5,114,292	$4,995,235

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended
	March 29,	March 31,
	2008	2007
Numerator:

Numerator for basic earnings per share:
Income from continuing operations	$17,570	$49,964
Loss from discontinued operations	(42,136)	-
Net earnings (loss)	$(24,566)	$49,964

Adjustment to the numerator for continuing operations and net earnings:
Interest savings assuming conversion of dilutive convertible and exchangeable notes, net of tax (a)	-	4,005

Numerator for diluted earnings per share:
Income from continuing operations	$17,570	$53,969
Loss from discontinued operations	(42,136)	-
Net earnings (loss)	$(24,566)	$53,969

Denominator:
Denominator for basic earnings per share:
weighted average shares	186,343	184,466

Effect of dilutive securities
Convertible and exchangeable notes (a)	-	29,673
Employee stock options	65	585
Other	132	106
Dilutive potential common shares	197	30,364

Denominator for diluted earnings per share:
adjusted weighted average shares	186,540	214,830

Basic earnings (loss) per share:*
Continuing operations	$0.09	$0.27
Discontinued operations	$(0.23)	$-
Net earnings (loss)	$(0.13)	$0.27

Diluted earnings (loss) per share:*
Continuing operations	$0.09	$0.25
Discontinued operations	$(0.23)	$-
Net earnings (loss)	$(0.13)	$0.25

* May not add due to rounding.

Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive:
	Fiscal quarter ended
	March 29,	March 31,
	2008	2007
Convertible and exchangeable notes:
Convertible Subordinated Notes, due 2023 (a)	23,496	-
Exchangeable Unsecured Notes, due 2102	6,176	-
Weighted average employee stock options	4,299	4,066
Weighted average warrants	8,824	8,824
(a) In June 2007, the Company's Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the notes in shares of Vishay common stock. In accordance with the resolution of its Board, in the future if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount. Accordingly, for the second quarter of 2007 and future periods, the Company calculates the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and includes that number in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation, as the effect would be antidilutive.

For periods prior to the second quarter of 2007, the notes were considered conventional convertible debt, and included in the earnings per share computation assuming they were converted into 23,496 shares of common stock if the effect of their inclusion was dilutive.

CONTACT:
Vishay Intertechnology, Inc.
Richard N. Grubb
Executive Vice President and Chief Financial Officer
+1-610-644-1300
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300